EXHIBIT 99.1

Global Self Storage Reports Record Full Year 2022 Results; FFO up 34.1% to Record $4.5 million or $0.41 Per Share

Record-High Annual Revenues, Net Operating Income, FFO and AFFO Driven by Operational Excellence and Industry Strength

Millbrook, NY – March 28, 2023 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust that owns, operates, manages, acquires, and redevelops self-storage properties, reported results for the fourth quarter and full year ended December 31, 2022. All comparisons are to the same year-ago period unless otherwise noted.

Q4 2022 Highlights

•
Total revenues increased 10.8% to $3.1 million.
•
Operating income increased 5.7% to $0.8 million.
•
Net income totaled $440,000 or $0.04 per diluted share.
•
Funds from operations (FFO) increased 5.8% to $1.1 million or $0.10 per diluted share (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).
•
Adjusted FFO (AFFO), a non-GAAP term, increased 1.3% to $1.1 million or $0.10 per diluted share.
•
Same-store revenues increased 10.8% to a record $3.0 million.
•
Same-store net operating income (NOI), a non-GAAP term, increased 6.9% to $1.9 million.
•
Same-store occupancy at December 31, 2022 decreased to 89.6% from 93.1% at December 31, 2021, as the company optimized rental revenue under its revenue rate management program.
•
Same-store average tenant duration of stay at December 31, 2022 was approximately 3.3 years, up from approximately 3.0 years as of December 31, 2021.
•
Maintained quarterly dividend of $0.0725 per common share.
•
Capital resources at December 31, 2022 totaled approximately $23.9 million. This was comprised of $6.5 million in cash, cash equivalents and restricted cash, $2.4 million in marketable securities, and $15 million available under a credit facility.

Full Year 2022 Highlights

•
Total revenues increased 13.7% to record $11.9 million.
•
Operating income increased 31.4% to $3.5 million.

•
Net income totaled $2.1 million or $0.19 per diluted share.
•
FFO increased 34.1% to a record $4.5 million or $0.41 per diluted share.
•
AFFO increased 31.3% to a record $4.7 million or $0.43 per diluted share.
•
Same-store revenues increased 13.7% to a record $11.9 million.
•
Same-store NOI increased 15.6% to a record $7.7 million.
•
Same-store occupancy at December 31, 2022 decreased to 89.6% from 93.1% at December 31, 2021, as the company optimized rental revenue under its revenue rate management program.
•
Same-store average tenant duration of stay at December 31, 2022 was approximately 3.3 years, up from approximately 3.0 years as of December 31, 2021.

Dividend Increase

On August 2, 2022, the company increased its quarterly dividend by 11.5% to $0.0725 per common share. The quarterly distribution represents an annualized dividend rate of $0.29 per share, an increase of $0.03 per share from the previous annual rate of $0.26 per share.

Management Commentary

“In 2022, our record-high revenues, NOI, FFO and AFFO were driven by our strong operational performance and a favorable market environment for self-storage,” commented Global Self Storage president and CEO, Mark C. Winmill. “This performance includes our effective digital marketing initiatives that helped to keep our overall average same-store occupancy at around 90% by year-end. Our continued focus on controlling store-level cost of operations was also a valuable contributing factor.

“We believe our customer service efforts have also been important, particularly in how it has helped us to build brand loyalty and generate word-of-mouth referrals. We believe that through our various marketing initiatives and superior customer service, we can continue to attract high-quality tenants who will continue to store with us for many years to come. In fact, by the end of 2022, our same-store average tenant duration of stay increased by 0.3 years to 3.3.

“The objective of the company is to increase value over time for the benefit of our stockholders. Toward this end, we will continue to execute our strategic business plan, which includes funding acquisitions, either directly or through joint ventures, and expansion projects at our existing properties. Our strong operational performance and capital resources position us well to pursue these acquisition opportunities. Our board of directors regularly reviews our strategic business plan, covering topics and metrices like capital formation, debt versus equity ratios, dividend policy, use of capital and debt, FFO and AFFO performance, and optimal cash levels.

“Our growth in FFO enabled us to increase our dividend for common stockholders by 11.5% in the third quarter. We believe our dividend increase demonstrates how the company is achieving its objective to increase stockholder value over time. Thanks to our substantial capital resources and strong operational performance, we are also in a favorable position to continue to pursue growth opportunities, despite potential economic headwinds. After a strong year, we expect a return to normalcy in demand in 2023 and associated slower same store revenue growth.

“As we look forward to another successful year ahead, we firmly believe that our commitment to providing a convenient, clean, secure, and hassle-free customer experience will continue to attract the best tenants to our well-operated self-storage platform, and deliver exceptional value to our shareholders.”

Q4 2022 Financial Summary

Total revenues increased 10.8% to $3.1 million in the fourth quarter of 2022, as compared to $2.8 million in the same period last year. This increase was due primarily to an increase in rental rates.

Total operating expenses in the fourth quarter of 2022 increased 12.8% to $2.2 million, as compared to $2.0 million in the same period last year. The increase was primarily attributable to an increase in store operating expenses, including employment costs and real estate property taxes, and increased professional fees included in general and administrative expenses.

Operating income increased 5.7% to $848,000 in the fourth quarter of 2022, as compared to $802,000 in the same period last year.

Net income was $440,000 or $0.04 per diluted share in the fourth quarter of 2022, as compared to $1.4 million or $0.13 per diluted share in the same period last year.

As of December 31, 2022, the company’s capital resources totaled approximately $23.9 million, comprised of $6.5 million in cash, cash equivalents and restricted cash, $2.4 million of marketable securities, and $15.0 million available for withdrawal under the company’s revolving credit facility.

Q4 2022 Same-Store Results

As of December 31, 2022, the company owned 12 same-store properties and zero non-same-store properties, and managed one third-party owned property.

For the fourth quarter of 2022, same-store revenues increased 10.8% to $3.0 million compared to $2.7 million in the same period last year. This increase was due primarily to consistent rent collections and increased rental rates.

Same-store cost of operations in the fourth quarter increased 18.1% to $1.1 million compared to $945,000 in the same period last year. This increase in same-store cost of operations was due primarily to increased expenses for employment costs and real estate property taxes.

Same-store NOI increased 6.9% to $1.9 million in the fourth quarter of 2022, compared to $1.8 million in the same period last year. The increase was primarily due to the increase in same-store revenues.

Same-store occupancy at December 31, 2022 decreased to 89.6% from 93.1% at December 31, 2021.

Same-store average duration of tenant stay at December 31, 2022 was 3.3 years, up from approximately 3.0 years at December 31, 2021.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q4 2022 Operating Results

Net income in the fourth quarter of 2022 was $440,000 or $0.04 per diluted share, compared to $1.4 million or $0.13 per diluted share in the fourth quarter of 2021.

Property operations expense increased to $1.1 million in the fourth quarter of 2022, as compared to $945,000 in the same period last year.

General and administrative expenses increased to $689,000 in the fourth quarter of 2022, as compared to $570,000 in the same period last year.

Business development costs decreased to $1,600 in the fourth quarter of 2022 compared to $34,900 in the same period last year.

Interest expense for the fourth quarter of 2022 decreased to $208,000 from $218,000 in the year-ago period. This decrease was attributable to the lower principal balance on outstanding debt, lower amortization of loan procurement costs and the change in fair value of the interest rate cap.

FFO in the fourth quarter of 2022 increased 5.8% to $1.1 million or $0.10 per diluted share, compared to FFO of $1.0 million or $0.10 per diluted share in the same period last year.

AFFO in the fourth quarter of 2022 increased 1.3% to $1.11 million or $0.10 per diluted share, compared to AFFO of $1.10 million or $0.10 per diluted share in the same period last year.

Full Year 2022 Financial Summary

Total revenues increased 13.7% to $11.9 million in the full year 2022, as compared to $10.5 million in 2021. The increase was primarily attributable to increases in rental rates and the results of the company’s revenue rate management program of raising existing tenant rates.

Total operating expenses in the full year 2022 increased 7.6% to $8.4 million, compared to $7.8 million in 2021. The increase was primarily due to increases in store operating expenses, general and administrative expenses, and business development expense partially offset by a decrease in depreciation and amortization expense.

Operating income increased 31.4% to $3.5 million in the full year 2022, as compared to $2.7 million in 2021.

Net income was $2.1 million or $0.19 per diluted share in the full year 2022, as compared to $3.3 million or $0.33 per diluted share in 2021.

Full Year 2022 Same-Store Results

For the full year 2022, same-store revenues increased 13.7% to $11.9 million compared to $10.4 million in 2021. These increases were due primarily to increased rental rates.

Same-store cost of operations in the full year 2022 increased 10.4% to $4.2 million, compared to $3.8 million in 2021. This increase in same-store cost of operations was due primarily to increased expenses for utilities, repairs and maintenance, and real estate property taxes.

Same-store NOI increased 15.6% to $7.7 million in the full year 2022, compared to $6.7 million in 2021. The increase was primarily due to the increase in revenues.

Same-store occupancy at December 31, 2022 decreased to 89.6% from 93.1% at December 31, 2021.

Same-store average duration of tenant stay at December 31, 2022 was 3.3 years, up from approximately 3.0 years as of December 31, 2021.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Full Year 2022 Operating Results

Net income in the full year 2022 was $2.1 million or $0.19 per diluted share, compared to $3.3 million or $0.33 per diluted share in 2021.

Property operations expense increased to $4.2 million in the full year 2022, as compared to $3.8 million in 2021.

General and administrative expenses increased to $2.6 million in the full year 2022, as compared to $2.4 million in 2021.

Business development costs increased to $48,300 in the full year 2022 compared to $45,500 in 2021.

Interest expense for the full year 2022 decreased to $780,000 from $1.0 million in 2021. This decrease was attributable to the lower principal balance on outstanding debt, lower amortization of loan procurement costs and the change in fair value of the interest rate cap.

FFO in the full year 2022 increased 34.1% to $4.5 million or $0.41 per diluted share, compared to FFO of $3.3 millionor $0.33 per diluted share in 2021.

AFFO in the full year 2022 increased 31.3% to $4.7 million or $0.43 per diluted share, compared to AFFO of $3.6 million or $0.36 per diluted share in 2021.

Q4 and Full Year 2022 FFO and AFFO (Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income	$440,451	$1,379,643	$2,057,723	$3,281,251
Eliminate items excluded from FFO:
Unrealized loss (gain) on marketable equity securities	227,144	(775,542)	1,117,029	(1,566,731)
Depreciation and amortization	404,897	409,669	1,619,239	1,631,609
Gain on Paycheck Protection Program (PPP) loan forgiveness	—	—	(307,210)	—
FFO attributable to common stockholders	1,072,492	1,013,770	4,486,781	3,346,129
Adjustments:
Compensation expense related to stock-based awards	42,809	54,098	173,921	194,372
Business development, capital raising, and property acquisition costs	1,632	34,896	48,340	45,531
AFFO attributable to common stockholders	$1,116,933	$1,102,764	$4,709,042	$3,586,032

Earnings per share attributable to common stockholders - basic	$0.04	$0.13	$0.19	$0.33
Earnings per share attributable to common stockholders - diluted	$0.04	$0.13	$0.19	$0.33
FFO per share - diluted	$0.10	$0.10	$0.41	$0.33
AFFO per share - diluted	$0.10	$0.10	$0.43	$0.36

Weighted average shares outstanding - basic	11,025,477	10,613,044	10,845,884	9,973,113
Weighted average shares outstanding - diluted	11,071,042	10,646,806	10,900,041	10,004,061

Additional Information

Additional information about the company’s fourth quarter and full year 2022 results, including financial statements and related notes, is available on Form 10-K as filed with the U.S. Securities and Exchange Commission and posted to the investor relations section of the company’s website.

About Global Self Storage

Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, and redevelops self-storage properties. The company’s self-storage propertiesare designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.

For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. The company also excludes unrealized gains on marketable equity securities and gains relating to PPP loan forgiveness. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

Adjusted FFO (“AFFO”) and AFFO per share are non-GAAP measures that represent FFO and FFO per share excluding the effects of business development, capital raising, and acquisition related costs and non-recurring items, which we believe are not indicative of the Company’s operating results. AFFO and AFFO per share are not a substitute for net income or earnings per share. AFFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the analyst community considers our AFFO (or similar measures using different terminology) when evaluating us. Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies. However, the Company believes that to further understand the performance of its stores, AFFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

We believe net operating income or “NOI” is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition

We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions or new ground-up developments. As of December 31, 2022, we owned twelve same-store properties and zero non-same-store properties. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, NOI, etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements

Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company’s actual results to be materially different from those expressed or implied by such statements, including negative impacts from the COVID-19 pandemic on the economy, the self storage industry, the broader financial markets, the company's financial condition, results of operations and cash flows and the ability of the company's tenants to pay rent. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company’s examination of historical operating trends and estimates of future earnings, are based upon the company’s current expectations and various assumptions. The company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company’s expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Company Contact:

Thomas O’Malley, Chief Financial Officer

Global Self Storage

1 (212) 785-0900, ext. 267

Email Contact

Investor Relations Contact:

Ron Both

CMA Investor Relations

Tel (949) 432-7566

Email Contact

Media Contact:

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

GLOBAL SELF STORAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Real estate assets, net	$56,884,160	$58,390,066
Cash and cash equivalents	6,363,610	2,899,701
Restricted cash	151,397	163,998
Investments in securities	2,366,153	3,483,182
Accounts receivable	168,299	120,641
Prepaid expenses and other assets	479,458	534,120
Line of credit issuance costs, net	152,402	254,004
Interest rate cap	123,152	9,408
Goodwill	694,121	694,121
Total assets	$67,382,752	$66,549,241
Liabilities and stockholders' equity
Note payable, net	$17,420,854	$17,916,513
Accounts payable and accrued expenses	1,622,784	1,514,631
Total liabilities	19,043,638	19,431,144
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 11,109,077 shares and 10,708,613 shares issued and outstanding at December 31, 2022 and 2021, respectively	111,091	107,086
Additional paid in capital	49,029,712	46,851,360
Retained earnings (accumulated deficit)	(801,689)	159,651
Total stockholders' equity	48,339,114	47,118,097
Total liabilities and stockholders' equity	$67,382,752	$66,549,241

GLOBAL SELF STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenues
Rental income	$ 2,943,291	$ 2,648,801	$ 11,485,511	$ 10,051,371
Other property related income	93,869	93,285	375,571	381,534
Management fees and other income	21,550	19,518	83,768	75,925

Total revenues	3,058,710	2,761,604	11,944,850	10,508,830

Expenses
Property operations	1,115,702	945,080	4,169,182	3,776,770
General and administrative	688,516	569,589	2,580,899	2,369,960
Depreciation and amortization	404,897	409,669	1,619,239	1,631,609

Business development	1,632	34,896	48,340	45,531

Total expenses	2,210,747	1,959,234	8,417,660	7,823,870

Operating income	847,963	802,370	3,527,190	2,684,960

Other income (expense)
Dividend and interest income	27,681	19,625	120,575	76,021
Unrealized gain/(loss) on marketable equity securities	(227,144)	775,542	(1,117,029)	1,566,731
Interest expense	(208,049)	(217,894)	(780,223)	(1,046,461)
Gain on Paycheck Protection Program (PPP) loan forgiveness	—	—	307,210	—

Total other income (expense), net	(407,512)	577,273	(1,469,467)	596,291

Net income and comprehensive income	$ 440,451	$ 1,379,643	$ 2,057,723	$ 3,281,251
Earnings per share
Basic	$ 0.04	$ 0.13	$ 0.19	$ 0.33
Diluted	$ 0.04	$ 0.13	$ 0.19	$ 0.33
Weighted average shares outstanding
Basic	11,025,477	10,613,044	10,845,884	9,973,113
Diluted	11,071,042	10,646,806	10,900,041	10,004,061

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income	$440,451	$1,379,643	$2,057,723	$3,281,251
Adjustments:
Management fees and other income	(21,550)	(19,518)	(83,768)	(75,925)
General and administrative	688,516	569,589	2,580,899	2,369,960
Depreciation and amortization	404,897	409,669	1,619,239	1,631,609
Business development	1,632	34,896	48,340	45,531
Dividend and interest income	(27,681)	(19,625)	(120,575)	(76,021)
Unrealized loss (gain) on marketable equity securities	227,144	(775,542)	1,117,029	(1,566,731)
Interest expense	208,049	217,894	780,223	1,046,461
Gain on Paycheck Protection Program (PPP) loan forgiveness	—	—	(307,210)	—
Total same-store net operating income	$1,921,458	$1,797,006	$7,691,900	$6,656,135

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Same-store revenues	$3,037,160	$2,742,085	$11,861,082	$10,432,905
Same-store cost of operations	$1,115,702	$945,079	$4,169,182	$3,776,770
Total same-store net operating income	$1,921,458	$1,797,006	$7,691,900	$6,656,135